Exhibit (h)(7)(k)(2)

Amendment to Advisory Fee Waiver Agreement

Dated May 1, 2012

Between

Forward Funds

and

Forward Management, LLC

THIS AMENDMENT is made as of December 3, 2012 by and between Forward Funds (the “Trust”) and Forward Management, LLC (the “Advisor”).

WHEREAS, the Trust and Advisor have entered into an Advisory Fee Waiver Agreement (the “Agreement”) effective May 1, 2012;

WHEREAS, the Board of Trustees of the Trust approved on October 11, 2012, the name change of the Forward Aggressive Growth Allocation Fund to the Forward Multi-Strategy Fund, effective December 3, 2012;

WHEREAS, in light of the foregoing, the Trust and Advisor wish to modify the provisions of the Agreement to reflect revised Schedule A;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

Forward Management, LLC		Forward Funds

By:	/s/ Loire White	By:	/s/ Robert S. Naka
Name:	Loire White	Name:	Robert S. Naka
Title:	Controller	Title:	Secretary and Vice President, Funds

SCHEDULE A

As of December 3, 2012

FUND	WAIVER AMOUNT*
Forward Balanced Allocation Fund	10 basis points
Forward Growth Allocation Fund	10 basis points
Forward Growth & Income Allocation Fund	10 basis points
Forward Income Builder Fund	10 basis points
Forward Income & Growth Allocation Fund	10 basis points
Forward Multi-Strategy Fund	10 basis points

*	These amounts are stated on an annual basis.